EXHIBIT 12

August 7, 2012

JMP Securities LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Ladies and Gentlemen:

The undersigned understands that JMP Securities LLC (“JMP”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Encore Capital Group, Inc., a Delaware corporation (the “Company”), and certain shareholders of the Company (collectively, the “Selling Shareholders”), providing for the public offering (the “Public Offering”) by JMP (the “Underwriter”), of 1,213,799 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”).

To induce the Underwriter that may participate in the Public Offering to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of JMP, it will not, during the period commencing on the date hereof and ending ninety (90) days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act of 1934 shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (c) distributions of shares of Common Stock or any security convertible into

Common Stock to limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence, (d) transfers of shares of Common Stock or any security convertible into Common Stock to any charitable organization, (e) any sales or transfers of shares of Common Stock pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such trading plan was established prior to the date of this letter, (f) in the case of any equity awards held by the undersigned that are exercised or vest during the ninety (90)-day restricted period, the disposition of shares of Common Stock to the Company to pay the exercise price or withholding tax obligations incurred by the undersigned upon such vesting (but only to such extent), or (g) any sales or transfers of shares of Common Stock by (i) the undersigned if he is no longer an officer or director of the Company or (ii) the executors or heirs of the undersigned in the event of his death, provided that in either such case, no filing under Section 16(a) of the Exchange Act in connection with such disposition shall be required or voluntarily made during the ninety (90)-day restricted period. In addition, the undersigned agrees that, without the prior written consent of JMP, it will not, during the period commencing on the date hereof and ending ninety (90) days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

In addition, nothing in this agreement shall prohibit the undersigned from establishing a trading plan pursuant to Rule 10b5-1 under the Exchange Act during the ninety (90)-day restricted period; provided that (1) any transactions made thereunder do not commence until the thirtieth (30th) calendar day following the date of the Underwriting Agreement and do not exceed 20,000 shares of Common Stock per each calendar month during the ninety (90)-day restricted period and (2) no public announcement or filing shall be required or made by the undersigned or the Company in connection with the establishment of the trading plan. For clarity, filings under Section 16(a) of the Exchange Act shall be permitted to be made in connection with any transactions made in compliance with clause (1) of the proviso to the immediately preceding sentence.

The undersigned understands that the Company and the Underwriter are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriter. Notwithstanding anything herein to the contrary, if (a) the Company notifies you in writing that it does not intend to proceed with the Public Offering, (b) the Underwriting Agreement does not become effective by August 20, 2012, (c) the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares to be sold thereunder, or (d) the Public Offering has not been completed by the ninetieth (90th) day following the date of the final prospectus relating to the Public Offering, the undersigned shall be released from all obligations under this agreement.

[Signature page follows]

Very truly yours,

/s/ J. Christopher Teets
J. Christopher Teets 10100 Santa Monica Blvd, Suite 925 Los Angeles, CA 90067